EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption “Experts” and under the caption “Summary Historical Financial and Operating Data” in the Registration Statement on Form S-3 and related Prospectus of U.S. Xpress Enterprises, Inc. for the registration of 4,600,000 shares of its Class A common stock and to the incorporation by reference therein of our report dated February 2, 2004, with respect to the consolidated financial statements of U.S. Xpress Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, and our report dated March 11, 2004, on the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chattanooga, TN
November 12, 2004